[LOGO]

                                        NOTICE OF
                                        ANNUAL MEETING
                                        AND
                                        PROXY STATEMENT

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                                     -------------------------------------------

                                        ANNUAL MEETING OF STOCKHOLDERS
                                        May 9, 1995

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[LOGO]

CLARK EQUIPMENT COMPANY

March 27, 1995

Dear Stockholder:

You are cordially invited to the Annual Meeting of Stockholders of Clark Equipment Company to be held on Tuesday, May 9, 1995, commencing at 9:00 a.m., Eastern Standard Time, at the South Bend Marriott Hotel, 123 North St. Joseph Street, South Bend, Indiana. The Board of Directors and management look forward to greeting personally those stockholders able to attend.

At the meeting you will be asked to elect seven directors to terms ending at the next Annual Meeting of Stockholders, and to ratify the appointment of independent accountants for the fiscal year ending December 31, 1995.

Regardless of the number of shares you own, it is important that they are represented and voted at the meeting whether or not you plan to attend. Accordingly, you are requested to sign, date and mail the enclosed proxy at your earliest convenience.

On behalf of the Board of Directors, thank you for your cooperation and continued support.

Sincerely,

[SIG]

Leo J. McKernan
Chairman, President and
Chief Executive Officer

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PLEASE SIGN, DATE AND RETURN YOUR PROXY NOW TO AVOID MISPLACING IT. A
POSTAGE-PAID RETURN ENVELOPE IS PROVIDED FOR YOUR CONVENIENCE. IF YOU ATTEND THE MEETING YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE IN PERSON.

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CLARK EQUIPMENT COMPANY

SOUTH BEND, INDIANA 46634

NOTICE OF ANNUAL MEETING

The Annual Meeting of Stockholders of Clark Equipment Company will be held at the South Bend Marriott Hotel, 123 North St. Joseph Street, South Bend, Indiana, on Tuesday, May 9, 1995, at 9:00 a.m., Eastern Standard Time, for the following purposes:

1. To elect seven directors to serve until the next Annual Meeting of Stockholders and until their successors shall have been elected and qualified;

2. To ratify the appointment of Price Waterhouse LLP to serve as independent accountants for the Company for the fiscal year ending December 31, 1995; and

3. To transact such other business as may properly come before the meeting.

The Audit Committee of the Board of Directors has designated the close of business on March 13, 1995, as the date of record for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournments thereof.

A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, for a period of 10 days prior to the meeting during normal business hours at the offices of Clark Equipment Company at 100 North Michigan Street, South Bend, Indiana.

By Order of the Board of Directors

[SIG]

Bernard D. Henely
Secretary

South Bend, Indiana
March 27, 1995

                                PROXY STATEMENT

VOTING INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Clark Equipment Company for the Annual Meeting of Stockholders to be held on May 9, 1995. On March 13, 1995, the record date for the Annual Meeting as set by the Audit Committee of the Board of Directors, there were 17,132,696 shares of Common Stock outstanding.

This proxy statement and form of proxy will first be sent to stockholders on or about March 27, 1995. The annual report of the Company for the fiscal year ended December 31, 1994, including financial statements, has been mailed to each stockholder of record and provided to security dealers, banks, fiduciaries and nominees for mailing to beneficial owners at the Company's expense.

Each stockholder is entitled to one vote for each share of Common Stock held. There are no other voting securities. If the accompanying proxy form is signed and returned, the shares represented will be voted in the manner indicated on the proxy form. If a properly signed proxy form is returned to the Company and is not marked, it will be voted in accordance with management's recommendations on all proposals. The stockholders may revoke the proxy at any time prior to the voting thereof. Proxies may be revoked prior to their exercise by a written revocation delivered to the Secretary of the Company. The mailing address is 100 North Michigan Street, P.O. Box 7008, South Bend, Indiana 46634.

The Company's Board of Directors has adopted a policy which provides that each proxy, ballot and consent, as well as voting tabulations, relating to a meeting of stockholders that identifies the vote of a specific stockholder will be kept confidential for a period of three years after the meeting except: (i) where disclosure is pursuant to applicable legal requirements or necessary to assert or defend claims for or against the Company, (ii) in the event of a contested proxy solicitation, (iii) to allow independent election inspectors to tabulate and certify the results of the vote, (iv) if the stockholder has specifically agreed to non-confidential treatment, or (v) in situations where comments are written on proxy cards, the comments and the identity of the stockholder may be submitted to the management and members of the Board of Directors, but the actual vote of the stockholder may not be disclosed to the Company unless such stockholder has specifically agreed to non-confidential treatment. Information regarding which stockholders have not voted and periodic status reports regarding the aggregate vote of all stockholders would continue to be available to management and members of the Board of Directors. In addition, in accordance with its past practice, the receipt, certification and tabulation of such votes shall be performed by an independent third party, Harris Trust and Savings Bank of Chicago, Illinois.

The By-Laws of the Company provide that a majority of the outstanding shares, present in person or by proxy,

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shall constitute a quorum for the transaction of business at the Annual Meeting.
The By-Laws further provide that, except as otherwise provided by statute or by the Certificate of Incorporation of the Company, all matters coming before the Annual Meeting shall be decided by the vote of a majority of the shares of stock having voting power present in person or by proxy at the Annual Meeting. Therefore, abstentions as to particular proposals will have the same effect as votes against such proposals. In the case of election of directors, the withholding of authority to vote for a nominee will have the same effect as a vote against the nominee.

Votes cast at the Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the Annual Meeting. The inspectors of election will treat shares of voting stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat shares of voting stock represented by "broker non-votes" as present for purposes of determining a quorum at the Annual Meeting. Broker non-votes as to particular proposals, however, will be deemed shares not having voting power on such proposals, will not be counted as votes for or against such proposals, and will not be included in calculating the number of votes necessary for approval of such proposals. "Broker non-votes" are proxies with respect to shares of voting stock held in record name by brokers or nominees, as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote,
(ii) the broker or nominee does not have discretionary voting power under applicable New York Stock Exchange rules or the instrument under which it serves in such capacity, and (iii) the record holder has indicated on the proxy card or otherwise notified the Company that it does not have authority to vote such shares on that matter.

The expense of this solicitation will be paid by the Company. Brokers and certain other holders for beneficial owners will be reimbursed for out-of-pocket expenses incurred in the solicitation of proxies from the beneficial owners of shares held in their names. The Company has engaged D. F. King & Co., Inc., 77 Water Street, New York, New York, to assist in the solicitation of proxies for the meeting at a cost not expected to exceed in the aggregate $9,000 plus out-of-pocket expenses.

                            1. ELECTION OF DIRECTORS

Seven directors are to be elected to hold office until the Annual Meeting of Stockholders in 1996 and until their respective successors are elected and qualified.

All of the nominees have been designated by the Board of Directors. All nominees are members of the present Board with the exception of Juanita H. Hinshaw who is standing for election for the first time. Donald N. Frey will complete his present term as a director as of the 1995 Annual Meeting of Stockholders and is not a nominee for reelection.

Each nominee has consented to being named in the proxy statement as a nominee for director and has agreed to serve

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as a director, if elected. The proxies appointed by name in the enclosed proxy form will vote as instructed by the stockholder for the election of the nominees listed below. The proxies, however, reserve full discretion to cast votes for other persons if any nominees are unable to serve or for good cause will not serve, except where authority is withheld by the stockholder.

                      ------------------------------------

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IDENTIFICATION OF NOMINEES FOR DIRECTOR

Set forth below for each nominee for director is the name, age and principal occupation of the nominee during the past five years, and the other directorships held by the nominee:

James C. Chapman            Age 64      Director since 1993
                            Retired Chairman of the Board, President and Chief
                            Executive Officer, Outboard Marine Corporation,
                            Waukegan, Illinois -- a manufacturer and marketer of
                            marine power products, boats and accessories; prior to
                            February 1995, Chairman, President and Chief Executive
                            Officer, Outboard Marine Corporation; prior to January
                            1993, President and Chief Executive Officer, Outboard
                            Marine Corporation.

James A. D. Geier           Age 69      Director since 1969
                            Chairman of Executive Committee and Director, Cincinnati
                            Milacron Inc., Cincinnati, Ohio -- a manufacturer and
                            supplier of process equipment, systems and related
                            accessories; prior to December 1990, Chairman, Chief
                            Executive Officer and Director, Cincinnati Milacron Inc.

                            Other Directorships: USX Corporation; The Cincinnati
                            Gear Company; BDM Holdings, Inc.

Juanita H. Hinshaw          Age 50
                            Vice President and Treasurer, Monsanto Company, St.
                            Louis, Missouri -- a diversified global manufacturer of
                            science-based products, including nylon and acrylic
                            carpet fiber, plastics, resins, rubber chemicals,
                            herbicides, pharmaceutical products and aspartame-based
                            artificial sweetener.

Gaynor N. Kelley            Age 63      Director since 1989
                            Chairman of the Board, Chief Executive Officer and
                            Director, The Perkin-Elmer Corporation, Norwalk,
                            Connecticut -- a manufacturer of analytical instruments;
                            prior to December 1990, President, Chief Operating
                            Officer and Director, The Perkin-Elmer Corporation.

                            Other Directorships: Hercules Inc.; Northeast Utilities
                            System.

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

Leo J. McKernan             Age 57      Director since 1980
                            Chairman of the Board, President, Chief Executive
                            Officer and Director, Clark Equipment Company.

                            Other Directorships: VME Group N.V.; Lincoln National
                            Corporation; 1st Source Corporation.

Ray B. Mundt                Age 66      Director since 1989
                            Chairman of the Board and Director, Alco Standard Cor-
                            poration, Valley Forge, Pennsylvania -- a diversified
                            company in the fields of paper distribution and
                            converting, and office products distribution; prior to
                            August 1993, Chairman, Chief Executive Officer and
                            Director, Alco Standard Corporation.

                            Other Directorships: Core States Bank, N.A.; Liberty Mu-
                            tual Insurance Co.; Liberty Mutual Fire Insurance Co.;
                            Liberty Mutual Financial Co., Inc.; Nocopi Technologies,
                            Inc.

Frank M. Sims               Age 62      Director since 1984
                            Senior Vice President and Director, Clark Equipment Com-
                            pany.

                            Other Directorships: VME Group N.V.

BOARD OF DIRECTORS

The Board of Directors held nine meetings during 1994.

GOVERNANCE COMMITTEE

The Governance Committee is composed of all directors who are not employed by the Company. Accordingly, this Committee now consists of Donald N. Frey, Chairman; James C. Chapman; James A.D. Geier; Gaynor N. Kelley and Ray B. Mundt. Mr. Frey will cease to be a member of this Committee upon completion of his present term as of the 1995 Annual Meeting of Stockholders.

The Governance Committee has the responsibility of meeting at least annually with the Chief Executive Officer to discuss the mission and objectives of the Chief Executive Officer, organizational development, and changes in concepts. At least once a year the Chief Executive Officer is required to review succession for officers with the Governance Committee.

The Governance Committee held one meeting during 1994.

NOMINATING COMMITTEE

The Nominating Committee has the responsibility of considering for recommendation to the full Board of Directors the nomination and screening of Board member candidates, the evaluation of the performance of the Board and its members, the termination of Board membership in accordance with corpo-

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rate policy because of conflicts of interest, for cause, or for other appropriate reason and the assignment of Board members to committee memberships and committee chairmanships. Members of the Committee are Gaynor N. Kelley, Chairman; Donald N. Frey and James A.D. Geier. Mr. Frey will cease to be a member of this Committee upon completion of his present term at the 1995 Annual Meeting of Stockholders.

The Nominating Committee recommends to the full Board of Directors candidates to fill vacancies on the Board as they occur and a slate of directors for election by the stockholders at each Annual Meeting. The Committee will consider candidates suggested by stockholders, directors, and others. Suggestions for candidates, accompanied by biographical material and material regarding the candidate's qualifications to serve as a director, should be sent to the Secretary of the Company. Suggestions for candidates to be elected at an Annual Meeting of Stockholders must be received no later than December 31 immediately prior to such Annual Meeting to be considered for the slate for that meeting. Among the required qualifications for candidates are personal integrity, an attained position of leadership in the candidate's field of endeavor, breadth of experience, and ability to exercise sound business judgment.

The Nominating Committee held three meetings during 1994.

FINANCE COMMITTEE

The Finance Committee is charged with overseeing the financial affairs of the Company and recommending to the Board of Directors such financial actions and policies as will best accommodate the Company's long range objectives. Members of the Finance Committee are James A.D. Geier, Chairman; James C. Chapman; and Frank M. Sims.

The Finance Committee held five meetings during 1994.

AUDIT COMMITTEE

The Audit Committee is responsible to the Board for reviewing the Company's accounting and auditing procedures, financial reporting practices, internal accounting controls, and compliance with the Company's Code of Business Conduct. The Audit Committee is also responsible for appointment of the independent accountants, subject to ratification by the stockholders, and for establishing the time, place, and record date for the Annual Meeting of Stockholders. The Audit Committee meets periodically with management, internal auditors, and independent accountants to review the work of each and satisfy itself that they are properly discharging their responsibilities. Both the independent accountants and the internal auditors have free access to the Committee, without the presence of management, to discuss their opinions on the adequacy of internal controls and to review the quality of financial reporting. This Committee is composed of Donald N. Frey, Chairman; and Gaynor N. Kelley. Ray B. Mundt is an alternate member of this Committee. None of these members are employees of the Company. Mr. Frey will cease to be a member of this Committee upon completion of his present term at the 1995 Annual Meeting of Stockholders.

                                        6

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The Audit Committee held five meetings during 1994.

HUMAN EFFECTIVENESS COMMITTEE

The Human Effectiveness Committee is composed of directors who are not employees or former employees of the Company. This Committee reviews the salary administration policy of the Company and administers the Company's Incentive Compensation Plans, Stock Option Plans, Savings and Investment Plan, Leveraged Employee Stock Ownership Plan, Long Term Incentive Plan, Officer Stock Purchase Program, Restricted Stock Plans, Performance Unit Plans, other performance-based compensation arrangements, and the Stock Acquisition Plan and Retirement Plan for Non-Employee Directors. The Committee reviews and approves the compensation range and compensation level of the Chief Executive Officer and all other Company officers. The Committee also approves loans to or guarantees of obligations of any employee of the Company and approves contracts between the Company and its officers. In addition, the Committee determines Directors' fees and remuneration. The Committee is composed of Ray B. Mundt, Chairman; James C. Chapman; and James A.D. Geier.

The Human Effectiveness Committee held seven meetings during 1994.

ATTENDANCE

All of the incumbent directors attended more than 88% of the Board and Committee Meetings held in 1994 during the period they were members of the Board or of a Committee.

DIRECTOR COMPENSATION ARRANGEMENTS

Directors who are not in the employ of the Company receive compensation for director services performed throughout the year. The regular annual compensation is currently $21,000. In addition, each director receives $1,000 per Board or Committee meeting attended, with Committee chairmen receiving $1,250 per Committee meeting. Directors also receive $600 for each telephonic meeting. Directors who are employees of the Company receive no additional compensation for services as a director. Directors who are not and have not previously been officers or employees of the Company do not receive salaries, incentive compensation or stock options, or participate in the Company Savings and Investment Plan.

Non-employee Directors who are at least age 65 at retirement and who complete at least five years of service as a Director are entitled to receive a monthly retirement benefit after retiring from the Company's Board of Directors. Payment of such benefit begins upon the later of the Director's 70th birthday or his or her separation from service on the Board of Directors. The amount of such monthly benefit is equal to one-twelfth of the annual cash retainer in effect for such Director (excluding Board and Committee meeting fees) immediately preceding his or her separation from service on the Board of Directors. Payment of the monthly retirement benefit continues for a period equal to the number of months of the Director's Board service or until death, whichever is earlier. Retirement benefits cease in the event a Director violates the non-com-

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pete or confidentiality provisions of the Retirement Plan.

STOCK ACQUISITION PLAN FOR NON-EMPLOYEE DIRECTORS

At the 1994 Annual Meeting, the stockholders approved the Stock Acquisition Plan for Non-Employee Directors. This Plan includes a Stock Purchase Program and a Stock Grant Program.

Under the Stock Purchase Program, non-employee directors may elect to forego receipt of all or any portion of their retainer and meeting fees and instead receive an equivalent amount of Company stock. The number of shares of stock distributed to the non-employee director is, in the case of retainer fees, equal to the amount of retainer fees to be earned for the calendar quarter which the participant elects to have paid in stock divided by the closing price for sales of Company stock as reported on the Composite Transaction Reporting System on the New York Stock Exchange on the first business day of the calendar quarter for which the retainer fees are earned. In the case of meeting fees, the number of shares distributed is equal to the amount of meeting fees earned for the calendar quarter which the participant elects to have paid in stock divided by the closing price for sales of Company stock as reported on the Composite Transaction Reporting System on the New York Stock Exchange on the first business day of the calendar quarter following the calendar quarter for which the meeting fees are earned. An election to receive stock under this Plan must be made prior to the first day of the calendar quarter of participation and is irrevocable for such calendar quarter on and after the first day of the calendar quarter.

Under the Stock Grant Program, on the first business day of each calendar quarter, each non-employee director is granted a number of shares of Company stock which is determined by dividing $5,000 by the closing price for sales of Company stock as reported on the Composite Transaction Reporting System on the New York Stock Exchange on such date. This stock vests in five equal annual installments beginning on January 2 of the second calendar year following the year of the grant. Stock which has not previously vested will vest on the death, disability or normal retirement of the director or upon the acquisition by a person or a group, as defined in Section 14(d)(2) of the Securities Exchange Act of 1934, of 25% or more of the voting stock of the Company or upon the occurrence of certain other change in control events. Under the Plan, normal retirement is termination of service as a director on or after the attainment of age 70. If a participant ceases to be eligible under any other circumstances, his interest in any unvested shares shall terminate.

REPORT OF HUMAN EFFECTIVENESS COMMITTEE ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES

Overall compensation for executive officers is determined by the Human Effectiveness Committee, which is composed solely of non-employee directors. The Committee administers various executive compensation plans which are intended to align closely the financial interests of the Company's executive officers and those of its stockholders, to

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provide reasonable compensation in comparison to competitive practices, and to continue to motivate and reward executive officers on the basis of Company and individual performance.

Compensation for the Company's executives is competitive and consists of a base salary as well as short and long term incentive compensation. Each year, the Committee reviews the competitiveness of the base salaries of executive officers and determines whether adjustments are appropriate. The Committee's determinations are also based on judgments as to the contributions of individual executive officers to the overall performance of the Company. In setting base salaries for its executive officers, the Committee relies primarily on the Hay Compensation Report for Industrial Management ("Hay Report") which establishes market compensation levels through a survey of 447 operating units of 298 industrial organizations. The Committee uses the average salary level of the companies surveyed in the Hay Report (increased to take into account the fact that the Company has eliminated all perquisites for its executive officers) as its guideline in establishing salaries for executive officers. Mr. McKernan's base salary is equal to 106% of the average salary level from the Hay Report for his position, and the base salaries of the other executive officers listed in the Summary Compensation Table range from 91% to 106% of the average salary level for their respective positions. The Company does not consider the market for determining competitive compensation of the Company's executive officers to be limited to the companies comprising the peer group index in the Performance Graph on page 22. However, Clark and two of the other four companies which are included in the peer group are also included in the Hay Report.

All of the executive officers named in the Summary Compensation Table ("Named Executive Officers") are parties to employment contracts with the Company. The contracts each provide that the officer will be paid a salary of not less than 88.75% of the average salary level of companies surveyed in the Hay Report for their positions. These contractual requirements are considered by the Committee when it sets the base salaries of those executive officers who are parties to employment contracts containing such requirements.

The Company has short term incentive compensation plans for the executive officers of the Company and the senior management of the Company and its Business Units. For 1994, the Named Executive Officers were covered by the Corporate Plan. Under these plans, the bonus guideline for a particular executive is established based upon the data in the Hay Report. The Hay Report determines competitive compensation for executive officers both in terms of total compensation as well as base salary. Under the plans, the bonus guideline for a particular executive is equal to the amount by which the average total compensation for his salary grade exceeds average base salary. For 1994, the bonus guideline for the Chief Executive Officer was 62% of his base salary and the bonus guideline for other Named Executive Officers ranged from 27% to 38% of their base salaries. For 1994, the actual bonus payable to the Chief Executive Officer under the plan could have

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ranged from zero to 106% of his base salary, while the actual bonuses payable to other Named Executive Officers could have ranged from zero to 65% of their base salaries, depending upon the extent to which the criteria described below were met or exceeded.

The bonus payable to each executive officer under the Corporate and Business Unit Plans in any year is based one-half on actual net income and return on equity in relation to planned net income and return on equity (in the case of the Business Unit Plan, return on capital is substituted for return on equity), and 25% each on the accomplishment of specific operating goals and the discretion of the Committee. Included among the operating goals are product quality, product development, cost reductions, safety, sales and market share increases, acquisitions and divestitures and improved delivery and productivity. Although there is no formal weighting of these goals, the Committee exercises judgments as to the relative importance of each goal in establishing the amount of incentive compensation. Although the goals are generally objective in nature, there is not always a quantitative measurement or other similar benchmark to establish whether a particular goal has been met. In these situations, the Committee exercises its judgment in evaluating whether or not such a goal has been achieved.

No incentive compensation may be paid under the Corporate Plan for a year in which the Company is not profitable, or under the Business Unit Plan for a year in which the Business Unit is not profitable, even if all financial and operating goals are met, unless the next two consecutive years are profitable. After the end of the second consecutive year in which the Company or Business Unit is profitable, the amount of the incentive compensation that would otherwise have been payable during the unprofitable year would be paid to the executive officer; provided, however, that if the second consecutive profitable year is after 1994, the incentive compensation will be paid in the discretion of the Committee and in an amount not to exceed 50% of the bonus guideline.

The short term incentive compensation plans, when coupled with the Clark Equipment Company 1994 Long Term Incentive Plan discussed below, result in a very significant portion of the executive officer's total potential compensation being directly related to the performance of the Company and the creation of stockholder value.

The Committee believes that long term incentive compensation should reward the executive officers of the Company only to the extent that the stockholders are rewarded through a higher stock price. To this end, the Committee uses various stock-based incentive plans including a stock purchase program, stock options, and stock appreciation rights called performance units. Although no specific target ownership level has been established, it is the Committee's view that the executive officers of the Company should have significant amounts of their own money invested in Company stock.

One factor which the Committee considers in establishing its compensation policies is the expected tax treatment to the Company and its executive officers of the various forms of compensation. The

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

deductibility of certain types of compensation will, however, depend upon the timing of the executive officer's exercise of stock options or stock appreciation rights, the vesting of restricted stock, the existence of binding written contracts or other similar items. In addition, changes in the law and other factors which are beyond the Committee's control can affect the deductibility of compensation. Consequently, the Committee may not, in all cases, limit executive compensation to that amount which is deductible under
Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee will, however, consider methods of preserving the deductibility of compensation benefits to the extent that it is reasonably practicable and to the extent that it is consistent with the Committee's other compensation goals and objectives. The Long Term Incentive Plan described below which was adopted by the Company in February 1994, and approved by the Company's stockholders at the 1994 Annual Meeting, has been established in a manner such that compensation attributable to stock options, stock appreciation rights and performance units to be granted and exercised thereunder should be fully deductible by the Company.

COMPENSATION ACTIONS IN 1994

In February 1994, the Board of Directors adopted the Clark Equipment Company 1994 Long Term Incentive Plan ("LTIP"), which was subsequently approved by the stockholders at the 1994 Annual Meeting of Stockholders. The LTIP provides for a stock purchase program and the grant of stock options, stock appreciation rights, performance units, incentive grants and restricted stock. The purpose of the LTIP is to provide management with additional incentive to enhance stockholder value.

On May 10, 1994, the Committee adopted a stock purchase program for executive officers pursuant to the LTIP. This program superseded a substantially identical stock purchase plan which was implemented in 1990. The new stock purchase program is intended to stimulate ownership of the Company's common stock by its executive officers. Under the program, executive officers may contribute up to 15% of their base salary and cash incentive compensation, and the Company contributes an amount equal to 2/3 of the executive officer's contribution. These contributions are used to purchase Company stock at the closing price of the stock on the date of the purchase. Stock purchased with the executive officer's contribution vests immediately. Stock purchased with the Company's contribution vests in five equal annual installments commencing in the second year following the year of purchase. Vesting would also occur on the death or disability of the participant, or upon the acquisition by a person or group of 25% or more of the voting stock of the Company or the occurrence of certain other change in control events. If the executive's employment terminates because of retirement, unvested shares will continue to vest as if such retirement had not occurred unless the executive was at least 60 years of age upon retirement and the Committee, in its discretion, decides to vest the shares. If an executive's employment terminates for any other reason, the Committee will determine whether unvested shares will con-

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

tinue to vest and if so in what manner. Factors which the Committee would consider in determining whether unvested shares will be vested include the reason that the executive's employment terminated and the quality of the executive officer's contributions to the Company's performance.

As was the case during 1993, the Committee did not grant any stock options or performance units to the Named Executive Officers during 1994. In November 1992, the Committee granted a combination of stock options and performance units to the executive officers with an exercise price equal to the closing price of the Company's stock on the date of the grant. These options and performance units become exercisable in varying amounts over a three year period and lapse if not exercised within ten years after the date of the grant. The size of the grants in 1992 resulted in the Committee's decision not to grant any additional stock options or performance units to the Named Executive Officers in 1993 or 1994.

Effective September 1, 1994, the Committee increased Mr. McKernan's base salary approximately 6%, from $660,000 to $700,000 per year. The Committee felt that this increase was appropriate based on compensation data contained in the Hay Report and in two other salary surveys reviewed by the Committee. None of the salary surveys reviewed by the Committee were limited to companies included in the peer group index in the performance graph on page 22. Instead, the Committee reviews broad market surveys of industrial companies which it considers to be more representative of the market for determining competitive compensation. This increase also recognized Mr. McKernan's individual contribution to the significant improvement in the Company's earnings in 1994.

In February of 1995, Mr. McKernan was paid a bonus of $740,061 under the Corporate Office Incentive Compensation Plan for performance during 1994. This bonus, which was equal to approximately 106% of Mr. McKernan's current base salary, was determined in accordance with the criteria previously described and reflects the fact that the Company substantially exceeded its financial goals based on actual versus planned net income and return on equity in 1994. The bonus also reflects the fact that the Company achieved its operating goals established by the Committee. Bonuses paid to the other Named Executive Officers in February of 1995 for performance during 1994 ranged from 46% to 65% of their current base salaries.

In February of 1995, Mr. McKernan was also paid a bonus of $528,046, equal to 75% of his current base salary, under the Corporate Office Incentive Compensation Plan for performance during 1992. As previously discussed, no bonus can be paid for a year in which the Company is not profitable even if all financial and operating goals are met; however, if the next two consecutive years are profitable, the bonus for the previous unprofitable year can be paid. Since the Company was not profitable in 1992, no bonuses were paid for that year even though all financial and operating goals for that year were met. However, the Company was profitable in both 1993 and 1994, and the Company therefore paid the bonuses for 1992 performance in February of 1995, as provided for in the Plan. Bonuses paid to other Named Executive Officers in February of 1995 for performance during 1992 ranged from 34% to 47% of their current base salaries.

In November of 1994, the Committee approved the creation of two supplemental executive retirement plans ("SERPs"). The Pension Plan SERP provides for payment to all of the Named Executive Officers and to other employees of the portion of the retirement benefits which cannot be paid from the pension plan due to the limitations imposed by the Internal Revenue Code on (i) the maximum salary that can be used to calculate the pension benefit and (ii) the maximum annual benefit that can be paid from a tax qualified pension plan. This Pension Plan SERP also provides for payment to the Named Executive Officers of the additional amounts that would be payable under the pension plan formula if cash bonus payments were included in base salary. An Employment Contract SERP also approved by the Committee provides for payment to all of the Named Executive Officers of the deferred payments due under their employment contracts. Under both SERPs, the Named Executive Officers will receive a present valued lump sum at retirement unless they elect a monthly payment. The Committee also approved the funding by the Company of the Pension Plan SERP and Employment Contract SERP through the contribution to irrevocable grantor trusts of Company owned insurance policies on the lives of the Named Executive Officers and certain other current and former Company executives. In establishing these two SERPs and the related funding, the Committee considered that 51% of 974 companies participating in a 1994 survey conducted by Hay Associates have SERPs and that, of the companies with SERPs, approximately 49% have some type of funding in place.

The foregoing report has been submitted by the Human Effectiveness Committee of the Company's Board of Directors.

Ray B. Mundt, Chairman
James C. Chapman
James A.D. Geier

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth information for the years indicated concerning compensation paid to the Company's Chief Executive Officer and the four other most highly compensated executive officers:

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                              ANNUAL COMPENSATION            COMPENSATION AWARDS
                                        --------------------------------   -----------------------
                                                                 OTHER                  SECURITIES     ALL
              NAME                                               ANNUAL    RESTRICTED   UNDERLYING    OTHER
              AND                                               COMPEN-      STOCK       OPTIONS     COMPEN-
           PRINCIPAL                     SALARY      BONUS       SATION      AWARDS      AND SARS     SATION
            POSITION             YEAR     ($)        ($)(1)      ($)(2)      ($)(3)        (#)        ($)(4)
- -------------------------------- ----   --------   ----------   --------   ----------   ----------   --------
Leo J. McKernan                  1994   $673,336   $1,268,107   $164,866    $ 133,600           0    $22,347
Chairman of the Board,           1993    637,856      987,500    335,382       63,789           0     25,761
President and Chief              1992    600,000            0     74,760       60,003     200,000     12,552
Executive Officer
Frank M. Sims                    1994    281,594      301,401     54,579       42,321           0     23,566
Senior Vice President            1993    268,179      471,600    275,220       26,819           0     26,809
                                 1992    235,164            0     21,382       23,518      35,586     12,895
William N. Harper                1994    271,812      491,401    194,954       41,343           0     22,883
Vice President and               1993    254,820      141,600     33,576       25,483           0     26,180
Controller                       1992    225,843            0     19,884       22,585      44,484     12,164
Bernard D. Henely                1994    247,509      387,563    179,532       33,903           0     23,471
Vice President,                  1993    218,190       91,500     18,394       21,814           0     25,186
General Counsel and              1992    182,740            0     14,489       18,275      35,586     11,585
Secretary
Thomas L. Doepker                1994    238,132      297,563    136,202       10,845           0     23,566
Vice President and               1993    227,216       97,200     25,277       18,897           0     24,492
Treasurer                        1992    191,095            0     15,712       17,910      40,034     11,130

- ---------------
(1) The amounts shown represent the total of the payments made pursuant to the short term incentive compensation plans described in the Report of the Human Effectiveness Committee for performance during 1994 and 1992. The amounts paid for 1994 performance are $740,061 for Mr. McKernan, $174,407 for Mr. Sims, $174,407 for Mr. Harper, $113,128 for Mr. Henely, and $113,128 for Mr. Doepker. The amounts paid for 1992 performance are $528,046 for Mr. McKernan, $126,994 for Mr. Sims, $126,994 for Mr. Harper, $84,435 for Mr. Henely and $84,435 for Mr. Doepker. The amounts shown for Mr. Harper, Mr. Henely and Mr. Doepker for 1994 also include a one-time payment pursuant to their employment contracts in the amount of $190,000, $190,000 and $100,000 respectively.

(2) For 1994, the amounts shown represent tax gross-ups paid to the Named Executive Officers.

(3) Under the Stock Purchase Program for Officers, which is described in the Report of the Human Effectiveness Committee, officers may contribute up to 15% of their base salary and incentive compensation into the Plan. The Company contributes into the Plan an amount equal to 2/3 of the participant's contribution. The amounts shown are contributions by the Company pursuant to this Plan. The number and value of the aggregate restricted stock holdings as of December 31, 1994 are 8,292 shares valued at $449,841 for Mr. McKernan; 3,097 shares valued at $168,012 for Mr. Sims; 2,999 shares valued at $162,696 for Mr. Harper; 2,440 shares valued at $132,370 for Mr. Henely and 1,982 shares valued at $107,523 for Mr. Doepker. The value of the aggregate restricted stock holdings is calculated on the basis of the closing price of $54.25 per share for the Company's Common Stock on December 31, 1994. Any dividends payable on the restricted stock are paid to the officer.

(4) For 1994, the amount shown in this column for Mr. McKernan, Mr. Sims, Mr. Harper, Mr. Henely and Mr. Doepker includes (a) contributions by the Company under the Clark Savings and Investment Plan in the amount of $4,620 each and
    (b) the value of the Company stock allocated to their account under the Company's Leveraged Employee Stock Ownership Plan ("LESOP") in the amount of $17,727, $18,946, $18,263, $19,121, and $18,946, respectively, based on a closing price of $54.25 per share for the Company's Common Stock on December 31, 1994.

STOCK OPTION/SAR TABLES

The following table shows, for the Chief Executive Officer and the four other most highly compensated executive officers, certain information regarding each exercise of stock options or stock appreciation rights ("SARs") during 1994 and the aggregate number and value, as of December 31, 1994, of all unexercised stock options and SARs. There were no grants of stock options, with or without tandem SARs, or freestanding SARs during 1994 to the Chief Executive Officer or the four other most highly compensated executive officers.

                    AGGREGATED OPTION/SAR EXERCISES IN 1994
                 AND OPTION/SAR VALUES AS OF DECEMBER 31, 1994

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                             SHARES                       OPTIONS/SARS AT                IN-THE-MONEY
                            ACQUIRED                   DECEMBER 31, 1994 (#)            OPTIONS/SARS AT
                               ON        VALUE      ---------------------------    DECEMBER 31, 1994 ($)(4)
                            EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   ---------------------------
           NAME              (#)(1)       ($)           (2)            (3)        EXERCISABLE   UNEXERCISABLE
- --------------------------  --------   ----------   -----------   -------------   -----------   -------------
Leo J. McKernan             136,522    $6,583,530      2,712          66,666       $  96,954     $ 2,383,309
 Chairman of the Board,
 President and Chief
 Executive Officer
Frank M. Sims                24,909     1,194,111        482          11,862          17,231         424,066
  Senior Vice President
William N. Harper            28,162     1,324,683      4,828          14,828         172,601         530,101
  Vice President and
  Controller
Bernard D. Henely            24,359     1,167,755        482          11,862          17,231         424,066
  Vice President, General
  Counsel and Secretary
Thomas L. Doepker            12,802       609,695      1,659          13,345          46,603         477,084
  Vice President and
  Treasurer

- ---------------

(1) Represents the number of securities with respect to which options, stock appreciation rights ("SARs") or performance units were exercised. Performance units are equivalent to free-standing SARs. When the performance units are surrendered, the grantee receives the amount by which the price of Clark Common Stock exceeds the price set forth in the grant for each unit surrendered.

(2) The number shown in this column represents unexercised stock options, except in the case of Mr. Harper for whom it represents the sum of 603 unexercised stock options and 4,225 unexercised performance units and Mr. Doepker for whom it represents the sum of 542 unexercised stock options and 1,117 unexercised performance units. Of the 2,712 stock options shown for Mr. McKernan, 1,356 include an SAR; for Mr. Sims, 241 of the 482 stock options include an SAR; for Mr. Harper, 301 of the 603 stock options include an SAR; for Mr. Henely, 241 of the 482 stock options include an SAR; and for Mr. Doepker, 271 of the 542 stock options include an SAR.

(3) The number shown in this column represents unexercised performance units.

(4) Based on the difference between the closing price of $54.25 per share for the Company's Common Stock on December 31, 1994 and the option exercise price, in the case of stock options, and the unit exercise price, in the case of performance units.

EXECUTIVE EMPLOYMENT CONTRACTS

Each of the Named Executive Officers is a party to an employment contract with the Company.

Each of the contracts prohibits the executives, upon cessation of employment, from competing with the Company, disclosing confidential information or inducing key employees to leave the Company. The obligation regarding non-disclosure of confidential information continues for a period of five years following cessation of employment. The non-compete obligation continues for five years following cessation of employment if employment terminates at a time and for a reason that entitles the executive to the lifetime monthly payments described below, and for two years if employment terminates at a time and for a reason that does not entitle him to such payments. The prohibition against inducing key employees to leave the Company continues for three years following cessation of employment. The contracts also provide that the salaries payable to each of these executives will not be less than 88.75% of the average salary level of companies surveyed in the Hay Report for their positions, and not less than his then current rate unless reductions of the same percentage are being made to the salaries of all other executive officers in the corporate office of the Company.

The contracts each provide for monthly payments to the executive for the remainder of his life (with a minimum of 60 such payments) in the event of his retirement from Clark, termination without cause, or the termination of his employment after the date he became eligible to retire. If employment of the executive is terminated without cause, he also receives a lump sum payment equal to 1.5 times his annual salary. The amounts of the monthly payments vary depending upon the date on which the applicable event occurs. In the case of Mr. McKernan, the payment ranges from $25,610 per month, if the applicable event occurs before February 29, 1996, up to $47,415 per month, if the applicable event occurs on or after March 1, 2003. In the case of Mr. Sims, the payment ranges from $9,767 per month if the applicable event occurs before July 31, 1995, up to $12,300 per month, if the applicable event occurs on or after August 1, 1997. In the case of Mr. Harper, the payment ranges from $18,833 per month, if the applicable event occurs between January 1, 2000 and December 31, 2000, up to $40,658 per month if the applicable event occurs on or after January 1, 2010. In the case of Mr. Henely, the payment ranges from $16,250 per month if the applicable event occurs between September 1, 1998 and August 31, 1999 up to $34,425 per month if the applicable event occurs on or after September 1, 2008. In the case of Mr. Doepker, the payment ranges from $5,083 per month if the applicable event occurs between May 1, 1998 and April 30, 1999 up to $10,966 if the applicable event occurs after May 1, 2008. The contracts with Mr. Sims, Mr. Harper, Mr. Henely and Mr. Doepker each provide that, in the event of his death, his surviving spouse will receive a monthly payment for the remainder of her life in an amount equal to 60% of the monthly payment payable to the executive. The contracts with Mr. Sims,

Mr. Harper, Mr. Henely and Mr. Doepker provide that the monthly payment to the executive can be actuarially increased if these survivor benefits are terminated in certain circumstances. The contracts with Mr. Harper, Mr. Henely and Mr. Doepker also provide for monthly payments for the remainder of the executive's life in the event that his employment with Clark is terminated other than for cause before he reaches age 55. The amount of the monthly payment varies depending upon when the termination occurs. In the case of Mr. Harper, the payment ranges from $10,667 if the termination occurs during 1995 to $16,667 if the termination occurs during 1999. In the case of Mr. Henely, the payment ranges from $11,667 if the termination occurs prior to August 31, 1995 to $14,167 if the termination occurs from September 1, 1997 to August 31, 1998. In the case of Mr. Doepker, the payment ranges from $4,167 if the termination occurs prior to May 1, 1995 to $5,000 if the termination occurs from May 1, 1997 to April 30, 1998. The amount of these monthly payments is reduced by the amounts payable under the funded retirement program and supplemental unfunded arrangement described in the next section of this Proxy Statement and one-half of any social security benefits received.

The contracts require each of the Named Executive Officers to forego a portion of their base salaries. The amounts foregone are used by the Company to purchase insurance policies on these executives' lives and, upon the executive's death, the proceeds of the policies are payable to irrevocable grantor trusts. The proceeds from these insurance policies (together with the proceeds of other insurance policies on certain other current and former Company executives) are sufficient to fund the monthly payments described above.

The contract with Mr. McKernan also provides that (a) cash bonuses will be included as compensation for purposes of determining his supplemental unfunded retirement payments, and (b) if he is replaced as Chairman of the Board, President and/or Chief Executive Officer, he may terminate his employment within one year thereafter and such termination will be deemed to be a termination without cause.

Each of the contracts provides that the executive will receive (i) a payment (grossed up to cover income taxes thereon) equal to the present value of the monthly payments which would otherwise have been payable to the executive or his surviving spouse under the contract; and (ii) a severance payment equal to two times the executive's average annual total compensation over the previous five years if either (A) within one year after a change in control, the executive terminates his employment, or (B) at any time after a change in control the executive terminates his employment within six months of a change in the location of his employment, a significant change in his responsibilities or duties or a reduction in his compensation, benefits or perquisites. However, no such severance payment will be made to the extent that the aggregate payments under (i) and (ii) above would constitute an "excess parachute payment" under applicable Internal Revenue Code provisions. If the aggregate payment under (i) above would itself constitute an excess parachute payment, then the Company will pay the executive an amount sufficient that after his payment of income taxes and any excise taxes thereon, the amount remaining will be sufficient to pay any excise tax imposed on the executive because of such excess parachute payment. In the event of a change in control while the executive officer is retired, the contracts provide for a payment (grossed up to cover the income taxes thereon) equal to the present value of all future payments to which the executive officer or his surviving spouse is entitled under the contract.

Each of the contracts provides that a "change in control" is deemed to occur if
(i) any person (as defined in Section 14(d)(2) of the Securities and Exchange Act of 1934) acquires beneficial ownership of 25% or more of the shares of the Company's Common Stock; (ii) during any consecutive 24 month period, individuals who at the beginning of the period constitute the Board of Directors of the Company, cease for any reason to constitute a majority thereof unless the election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period; (iii) the stockholders of the Company approve the merger or consolidation of the Company with or into another corporation and the Company is not the surviving corporation or (iv) the stockholders of the Company approve the sale or disposition of all or substantially all of the Company's assets.

RETIREMENT PROGRAM

Certain of the Company's salaried employees in the United States, including the Named Executive Officers, are covered under a funded retirement program to which only the Company contributes. Benefits are related to years of service with the Company and certain predecessor employers acquired by the Company.

The benefit computations using such service are based on final average base salary and are computed on a straight life, joint and contingent annuity basis. An amount equal to one-half of the retiree's social security benefit is deducted from the amount set forth in the table below when computing the retiree's pension benefit.

Assuming continuance of the program in its present form and the operation of minimums as outlined above, lifetime annual benefits would be payable from the fund to employees retiring at age 65 with final average base salaries and indicated years of Company service as follows, subject to the social security deduction described above:

                               PENSION PLAN TABLE

                                                  YEARS OF SERVICE
                 ----------------------------------------------------------------------------------
REMUNERATION*    10 YEARS     15 YEARS      20 YEARS       25 YEARS       30 YEARS       35 YEARS
- ------------     ---------    ---------    -----------    -----------    -----------    -----------
$ 200,000...     $  48,000    $  72,000    $    86,000    $   100,000    $   110,000    $   120,000
  300,000...        72,000      108,000        129,000        150,000        165,000        180,000
  400,000...        96,000      144,000        172,000        200,000        220,000        240,000
  500,000...       120,000      180,000        215,000        250,000        275,000        300,000
  600,000...       144,000      216,000        258,000        300,000        330,000        360,000
  700,000...       168,000      252,000        301,000        350,000        385,000        420,000
  800,000...       192,000      288,000        344,000        400,000        440,000        480,000
  900,000...       216,000      324,000        387,000        450,000        495,000        540,000
1,000,000...       240,000      360,000        430,000        500,000        550,000        600,000
1,100,000...       264,000      396,000        473,000        550,000        605,000        660,000
1,200,000...       288,000      432,000        516,000        600,000        660,000        720,000
1,300,000...       312,000      468,000        559,000        650,000        715,000        780,000
1,400,000...       336,000      504,000        602,000        700,000        770,000        840,000
1,500,000...       360,000      540,000        645,000        750,000        825,000        900,000
1,600,000...       384,000      576,000        688,000        800,000        880,000        960,000
1,700,000...       408,000      612,000        731,000        850,000        935,000      1,020,000
1,800,000...       432,000      648,000        774,000        900,000        990,000      1,080,000
1,900,000...       456,000      684,000        817,000        950,000      1,045,000      1,140,000
2,000,000...       480,000      720,000        860,000      1,000,000      1,100,000      1,200,000
2,100,000...       504,000      756,000        903,000      1,050,000      1,155,000      1,260,000
2,200,000...       528,000      792,000        946,000      1,100,000      1,210,000      1,320,000
2,300,000...       552,000      828,000        989,000      1,150,000      1,265,000      1,380,000
2,400,000...       576,000      864,000      1,032,000      1,200,000      1,320,000      1,440,000
2,500,000...       600,000      900,000      1,075,000      1,250,000      1,375,000      1,500,000

- ---------------

* Average annual base salary during the five consecutive highest years of service of the final ten.

Credited years of service as of May 1, 1995 of the Named Executive Officers are:
Leo J. McKernan, 21 years; Frank M. Sims, 25 years; William N. Harper, 22 years; Bernard D. Henely, 25 years; and Thomas L. Doepker, 25 years.

The Internal Revenue Code limits the annual benefits that may be paid from a tax qualified retirement plan. The Company has adopted a supplemental executive retirement plan ("SERP") to maintain total benefits to the Named Executive Officers upon retirement at the levels shown in the above table, with the amounts in excess of the Internal Revenue Code limits being paid by the SERP. The supplemental payment to the Named Executive Officers will also include the additional amount that would be payable under the pension plan formula if cash bonus payments were included in base salary. This SERP has been funded by the Company through the contribution to irrevocable grantor trusts of Company owned insurance policies on the lives of the Named Execu-tive Officers and certain other current and former Company executives.

The amount of the benefit payable under the pension plan is subject to reduction for the pension equivalent value of the amount received by the employee under the Company's Leveraged Employee Stock Ownership Plan ("LESOP"). Amounts allocated to the accounts of the Named Executive Officers under the LESOP for 1994 are included in the Summary Compensation Table under Other Compensation.

PERFORMANCE GRAPH

Set forth below is a line graph which compares the yearly percentage change in the cumulative stockholder return on the Company's Common Stock from December 31, 1989 through December 31, 1994 with the cumulative total return during the same period of the Standard & Poor's 500 Index and a group of peer companies selected by the Company. The companies included in the peer group index are Caterpillar, Inc., Deere and Company, Tenneco Inc., Twin Disc Incorporated and the Company. These companies were chosen because they, or their subsidiaries, manufacture products which are competitive with products manufactured by the Company. Cumulative total returns are calculated assuming reinvestment of dividends, and the index is weighted to reflect the market capitalization of the index members.

The comparisons in this graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's stock.

A significant number of the Company's competitors are divisions of large companies that also have other important business activities or, in some cases, are located outside the United States and are not included in any published index.

                         5-YEAR CUMULATIVE TOTAL RETURN

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)            CLARK        PEER GROUP        S&P 500
1989                                       100             100             100
1990                                        71              81              97
1991                                        65              71             126
1992                                        53              84             136
1993                                       143             132             150
1994                                       148             134             152

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 13, 1995 (except as otherwise indicated), with respect to beneficial ownership, as defined by the Securities and Exchange Commission, of the Company's Common Stock by (a) any person known to the Company to own more than 5% of the Company's Common Stock,
(b) the directors of the Company, nominees for director and each of the executive officers listed in the Summary Compensation Table and (c) all directors and executive officers as a group:

                            SECURITY OWNERSHIP TABLE

                                                             TOTAL SHARES
                                                             BENEFICIALLY           PERCENT
                        BENEFICIAL OWNER                         OWNED             OF CLASS
     ------------------------------------------------------  -------------         ---------
 (a) FMR Corp.                                                 2,311,789(1)          13.49%
     82 Devonshire Street
     Boston, Massachusetts

     Bankmont Financial Corp.                                  2,083,969(2)          12.16%
     111 West Monroe Street, P.O. Box 755
     Chicago, Illinois 60690

     Clark Equipment Company                                   2,053,996(3)          11.99%
     Leveraged Employee Stock Ownership Plan
     100 North Michigan St., P. O. Box 7008
     South Bend, Indiana 46634
- ----
 (b) J. C. Chapman                                                 1,365                 *
- --------------------------------------------------------------------------------------------
     D. N. Frey                                                    8,657                 *
- --------------------------------------------------------------------------------------------
     J. A. D. Geier                                                7,808                 *
- --------------------------------------------------------------------------------------------
     G. N. Kelley                                                  5,029                 *
- --------------------------------------------------------------------------------------------
     L. J. McKernan                                               90,032(4)(5)           *
- --------------------------------------------------------------------------------------------
     R. B. Mundt                                                   9,991                 *
- --------------------------------------------------------------------------------------------
     F. M. Sims                                                   29,729(4)(5)           *
- --------------------------------------------------------------------------------------------
     W. N. Harper                                                 29,413(4)(5)           *
- --------------------------------------------------------------------------------------------
     B. D. Henely                                                 24,693(4)(5)           *
- --------------------------------------------------------------------------------------------
     T. L. Doepker                                                27,068(4)(5)           *
- --------------------------------------------------------------------------------------------
 (c) All Directors and Executive Officers                        286,265(4)(5)        1.67%
     as a Group
- --------------------------------------------------------------------------------------------

(1) According to an Amendment to Schedule 13G filed with the Securities and Exchange Commission, FMR Corp., on behalf of itself and certain of its affiliates, including Fidelity Management & Research Company, Fidelity Management Trust Company, Fidelity Magellan Fund and Edward C. Johnson 3d, reported that, as of December 31, 1994, it had sole voting power as to 55,329 shares and sole dispositive power as to 2,311,789 shares.

(2) According to an Amendment to Schedule 13G filed with the Securities and Exchange Commission, Bankmont Financial Corp., on behalf of itself and its subsidiaries, Harris Bankcorp, Inc., Harris Trust and Savings Bank, Harris Trust Company of Florida and Harris Investment Management, Inc., reported that, as of December 31, 1994, it had sole voting power as to 2,083,969 shares, sole dispositive power as to 2,083,789 shares and shared dispositive power as to 180 shares. Included are 2,080,689 shares held by Harris Trust and Savings Bank as trustee of the Clark Leveraged Employee Stock Ownership Plan ("LESOP") and Stock Purchase Program as to which beneficial ownership has been disclaimed.

(3) Owned as of December 31, 1994 according to an Amendment to Schedule 13G filed with the Securities and Exchange Commission, indicating sole voting power as to 834,494 shares; shared voting power as to 1,219,502 shares, and shared dispositive power as to 834,494 shares. These shares are also included in the shares shown in this table as being owned by Bankmont Financial Corp.

(4) Includes shares held by the trustees of the Clark Savings and Investment Plan ("Savings Plan") and the LESOP. As of December 31, 1994, these amounts were as follows: for Mr. McKernan no shares in the Savings Plan and 4,706 shares in the LESOP; for Mr. Sims no shares in the Savings Plan and 4,515 shares in the LESOP; for Mr. Harper 715 shares in the Savings Plan and 3,855 shares in the LESOP; for Mr. Henely 1,666 shares in the Savings Plan and 3,897 shares in the LESOP; for Mr. Doepker 753 shares in the Savings Plan and 3,893 shares in the LESOP; and for all Directors and Executive Officers as a Group 4,548 shares in the Savings Plan and 26,993 shares in the LESOP.

(5) Includes shares which the individual has the right to acquire through the exercise of stock options which are exercisable within 60 days of March 13, 1995 in the following amounts: for Mr. McKernan 2,712 shares; for Mr. Sims 482 shares; for Mr. Harper 603 shares; for Mr. Henely 482 shares; for Mr. Doepker 542 shares; and for all Directors and Executive Officers as a Group 7,194 shares.

* Less than 1%.

           2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

On February 13, 1995, the Audit Committee of the Board of Directors appointed Price Waterhouse LLP to serve as independent accountants for the Company for the fiscal year ending December 31, 1995, subject to the ratification of such appointment by the stockholders at the 1995 Annual Meeting of Stockholders.

Ratification of the appointment requires the favorable vote of a majority of the outstanding shares of Common Stock present at the meeting and constituting a quorum. If the stockholders do not ratify this appointment, the selection of independent auditors will be reconsidered by the Audit Committee.

Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting and be available to respond to questions pertaining to services performed during the preceding fiscal year and make a statement if they so desire.

The Board of Directors recommends that stockholders vote FOR this proposal.

                               3.  OTHER MATTERS

The Company has no knowledge of any other business which may be presented, but should any other business properly come before the meeting the proxies named in the enclosed proxy will act upon it according to their best judgment.

STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the Company's proxy statement and form of proxy for next year's Annual Meeting of Stockholders, any proposals by stockholders pursuant to Securities and Exchange Commission Rule 14a-8 intended to be presented at the 1996 Annual Meeting must be received by the Company on or before December 5, 1995 and otherwise meet the requirements of that rule.

The Company's By-Laws require that stockholders give timely written notice to the Company of any items of business or any nominees for director to be brought before a meeting of stockholders. To be timely, the notice must be received by the Secretary of the Company on or before the 10th day following the date of mailing of the notice of the meeting of stockholders. The timely notice requirement will not apply to items of business or director nominations presented by or at the direction of the Board of Directors.

As to an item of business, the notice is required to contain a brief description of the business which the stockholder desires to be brought before the meeting, the name and address of the stockholder proposing the business, and the number of shares of stock owned by the stockholder.

As to a nominee for director, the notice is required to contain all information relating to the nominee which would be required in a proxy statement by Securities and Exchange Commission rules, the nominee's written consent to serve as a director, the name and address of the stockholder proposing the nominee and the number of shares of stock owned by the stockholder.

If timely written notice is not given, the item of business or director nominee may not be brought to the stockholders for a vote at the stockholders meeting.

By Order of the Board of Directors

[SIG]

Bernard D. Henely
Secretary

South Bend, Indiana
March 27, 1995

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant /X/

Filed by a party other than the registrant / /

Check the appropriate box:

/ / Preliminary proxy statement             / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

/X/ Definitive proxy statement

/ / Definitive additional materials

/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                            CLARK EQUIPMENT COMPANY
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                                 [COMPANY NAME]
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

/X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

(5) Total fee paid:

- --------------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

- --------------------------------------------------------------------------------

(2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

(3) Filing party:

- --------------------------------------------------------------------------------

(4) Date filed:

- --------------------------------------------------------------------------------

PROXY                                                                   PROXY
                           CLARK EQUIPMENT COMPANY
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


        The undersigned hereby appoints Leo J. McKernan and Bernard D. Henely, or either of them, as Proxies, with the full power to appoint their substitutes, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock held of record by the undersigned at the Annual Meeting of Stockholders of Clark Equipment Company to be held on May 9, 1995, at 9:00 a.m. E.S.T., at the South Bend Marriott Hotel, 123 North St. Joseph
Street, South Bend, Indiana, or any adjournment thereof and, in their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.

                (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)


                           CLARK EQUIPMENT COMPANY

    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.    /X/


[                                                                              ]


                                                                                                FOR all
1. ELECTION OF DIRECTORS                                                        WITHOLD         nominees
   Nominees: James C. Chapman, Juanita H. Hinshaw,                              AUTHORITY       (except
   James A.D. Geier, Gaynor N. Kelley, Leo J. McKernan,                         to vote         for the
   Ray B. Mundt, Frank M. Sims                                    FOR all       for all         nominees
                                                                  nominees      nominees        written below)

INSTRUCTION:  To withhold authority to vote for any                   / /           / /         / /
individual nominee, print that nominee's name on the
line provided below.

- ----------------------------------------------------

2. RATIFICATION OF APPOINTMENT OF                               For             Against         Abstain
   INDEPENDENT ACCOUNTANTS.                                     / /             / /             / /


        Please sign below exactly as name appears here. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in the full corporate name by the President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

        If you do not wish to have this proxy kept confidential in accordance with Clark Equipment Company's Confidential Voting Policy, as described in the Proxy Statement, please so indicate by checking the box below.

                / / I do not wish to have this proxy kept confidential.


                ---------------------------------------------------------------
                                           Signature


                ---------------------------------------------------------------
                                Signature (if held jointly)

        Dated: -----------------------------------------------------------,1995
        Please mark, sign, date and return this proxy card promptly using the enclosed envelope.

PROXY                                                                   PROXY
                           CLARK EQUIPMENT COMPANY
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


        In accordance with the provisions of the Clark Equipment Company Leveraged Employee Stock Ownership Plan ("LESOP"), the Clark Savings and Investment Plan ("CSIP") and the Melroe Savings and Investment Plan ("MSIP"), the undersigned hereby appoints Leo J. McKernan and Bernard D. Henely, or either of them, as Proxies, with the full power to appoint their substitutes, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock allocated to the account of the undersigned under the LESOP and held in the account of the undersigned under the CSIP and the MSIP at the Annual Meeting of Stockholders of Clark Equipment Company to be held on May 9, 1995, at 9:00 a.m. E.S.T., at the South Bend Marriott Hotel, 123 North St. Joseph Street, South Bend, Indiana, or any adjournment thereof and, in their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.

                (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)


                           CLARK EQUIPMENT COMPANY

  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/


[                                                                              ]


                                                                                                FOR all
1. ELECTION OF DIRECTORS                                                        WITHOLD         nominees
   Nominees: James C. Chapman, Juanita H. Hinshaw,                              AUTHORITY       (except
   James A.D. Geier, Gaynor N. Kelley, Leo J. McKernan,                         to vote         for the
   Ray B. Mundt, Frank M. Sims                                    FOR all       for all         nominees
                                                                  nominees      nominees        written below)

INSTRUCTION:  To withhold authority to vote for any                   / /           / /         / /
individual nominee, print that nominee's name on the
line provided below.

- ----------------------------------------------------

2. RATIFICATION OF APPOINTMENT OF                               For             Against         Abstain
   INDEPENDENT ACCOUNTANTS.                                     / /             / /             / /


        Please sign below exactly as name appears here. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in the full corporate name by the President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

        If you do not wish to have this proxy kept confidential in accordance with Clark Equipment Company's Confidential Voting Policy, as described in the Proxy Statement, please so indicate by checking the box below.

                / / I do not wish to have this proxy kept confidential.


                ---------------------------------------------------------------
                                           Signature


                ---------------------------------------------------------------
                                Signature (if held jointly)

        Dated: -----------------------------------------------------------,1995
        Please mark, sign, date and return this proxy card promptly using the enclosed envelope.